EXHIBIT 99.1

PRESS RELEASE DATED JULY 28, 2021

Company Contact:
William R. Jacobs
Chief Financial Officer
Tel: (732) 499-7200 ext. 2519
FOR IMMEDIATE RELEASE

NORTHFIELD BANCORP, INC. ANNOUNCES
SECOND QUARTER 2021 RESULTS

NOTABLE ITEMS FOR THE QUARTER INCLUDE:

•DILUTED EARNINGS PER SHARE INCREASED OVER 5% TO $0.40 AS COMPARED TO $0.38 FOR THE TRAILING QUARTER, AND OVER 73% COMPARED TO $0.23 FOR THE SECOND QUARTER OF 2020.
•NET INTEREST INCOME DECREASED $1.5 MILLION, OR 3.7%, OVER THE TRAILING QUARTER, AND INCREASED $8.5 MILLION, OR 28.0%, COMPARED TO THE SECOND QUARTER OF 2020. CURRENT QUARTER INCLUDES $443,000 IN ACCRETED INTEREST INCOME ON PURCHASED CREDIT DETERIORATED LOANS AS COMPARED TO $2.4 MILLION FOR THE TRAILING QUARTER.
•TOTAL LOANS, EXCLUDING PAYCHECK PROTECTION PROGRAM ("PPP") LOANS, DECREASED $80.6 MILLION, OR 2.1%. CURRENT QUARTER INCLUDES LOAN SALES OF APPROXIMATELY $126 MILLION, RESULTING IN A $1.4 MILLION GAIN.
•DEPOSITS, EXCLUDING BROKERED, INCREASED $50.8 MILLION, OR 1.3%, SINCE MARCH 31, 2021. COST OF DEPOSITS DECREASED OVER 11% FOR THE QUARTER TO 16 BASIS POINTS, AS COMPARED TO 18 BASIS POINTS FOR THE TRAILING QUARTER.
•NON-PERFORMING LOANS TO TOTAL LOANS DECREASED TO 0.23% AT JUNE 30, 2021, AS COMPARED TO 0.26% AT MARCH 2021, AND 0.27% AT JUNE 30, 2020.
•REPURCHASED 900,771 SHARES TOTALING APPROXIMATELY $14.7 MILLION.
•CASH DIVIDEND DECLARED OF $0.13 PER SHARE OF COMMON STOCK, PAYABLE AUGUST 25, 2021, TO STOCKHOLDERS OF RECORD AS OF AUGUST 11, 2021.

WOODBRIDGE, N.J., JULY 28, 2021 -- NORTHFIELD BANCORP, INC. (Nasdaq:NFBK) (or the “Company”), the holding company for Northfield Bank, reported diluted earnings per common share of $0.40 and $0.78 for the three and six months ended June 30, 2021, respectively, as compared to $0.23 and $0.33 per diluted share for the three and six months ended June 30, 2020, respectively. Earnings for the three and six months ended June 30, 2021, included a negative provision for loan losses of $3.7 million and $6.1 million, respectively, reflecting continued improvement in the economic forecast as well as an improvement in asset quality and a decline in loan balances, as compared to a provision for loan losses of $1.9 million and $10.1 million for the three and six months ended June 30, 2020, respectively, under the incurred loss methodology. The provision for loan losses for the three and six months ended June 30, 2020, included incremental loss provisions of $1.8 million and $8.0 million, respectively, related to additional factors considered for economic uncertainties related to the Coronavirus 2019 (“COVID-19”) pandemic. Earnings for the three and six months ended June 30, 2021, included a gain on sale of loans of $1.4 million. Earnings for the six months ended June 30, 2021, also included approximately $1.9 million of accretable income related to the payoffs of purchased credit deteriorated (“PCD”) loans. Earnings for the three and six months ended June 30, 2020, included a gain on sale of loans of $665,000, and merger-related expenses of $205,000 and $384,000, respectively.

Commenting on the quarter, Steven M. Klein, the Company’s President and Chief Executive Officer noted, “Our strong financial results reflect the continued execution of our strategic initiatives focused on prudent and disciplined lending and deposit gathering, net interest margin optimization, and expense discipline.”

Mr. Klein further noted, “I’m pleased to report that we continue to deploy our substantial capital base, including through stock repurchases of $14.7 million for the second quarter, and the declaration of a quarterly cash dividend of $0.13 per common share, payable August 11, 2021, to stockholders of record on August 25, 2021.”

Results of Operations
Comparison of Operating Results for the Six Months Ended June 30, 2021 and 2020

Net income was $38.5 million and $15.3 million for the six months ended June 30, 2021 and June 30, 2020, respectively. Significant variances from the comparable prior year period are as follows: an $18.7 million increase in net interest income, a $16.2 million decrease in the provision for loan losses, a $3.2 million increase in non-interest income, a $5.9 million increase in non-interest expense, and a $9.1 million increase in income tax expense.

Net interest income for the six months ended June 30, 2021, increased $18.7 million, or 31.1%, to $78.9 million, from $60.2 million for the six months ended June 30, 2020, primarily due to a $504.2 million, or 10.6%, increase in the average balance of interest-earning assets and a 48 basis point increase in net interest margin to 3.03% from 2.55% for the six months ended June 30, 2020. The increase in the average balance of interest-earning assets was due to increases in the average balance of loans outstanding of $381.6 million, the average balance of mortgage-backed securities of $107.4 million and the average balance of interest-earning deposits in financial institutions of $38.2 million, partially offset by decreases in the average balance of other securities of $20.8 million and the average balance of Federal Home Loan Bank of New York (“FHLBNY”) stock of $2.2 million.

The increase in net interest margin was primarily due to the decrease in the cost of interest-bearing liabilities outpacing the decrease in yields on interest earning assets. Yields on interest-earning assets decreased 15 basis points to 3.40% for the six months ended June 30, 2021, from 3.55% for the six months ended June 30, 2020. The cost of interest-bearing liabilities decreased by 76 basis points to 0.48% for the six months ended June 30, 2021, from 1.24% for the six months ended June 30, 2020, primarily driven by lower cost of deposits due to the low interest rate environment and a change in the composition of the deposit portfolio as the average balance of transaction accounts increased and the average balance of certificates of deposit decreased. Net interest income for the six months ended June 30, 2021, included loan prepayment income of $2.2 million as compared to $992,000 for the six months ended June 30, 2020. The Company accreted interest income related to PCD loans of $2.9 million for the six months ended June 30, 2021, as compared to $1.5 million for the six months ended June 30, 2020. The increase in accretable interest income was primarily related to payoffs of PCD loans in the first quarter of 2021. Also contributing to the increase in net interest income for the six months ended June 30, 2021 were fees related to loans originated under the PPP of approximately $2.8 million.

The provision for loan losses decreased by $16.2 million to a negative provision of $6.1 million for the six months ended June 30, 2021, compared to a provision of $10.1 million for the six months ended June 30, 2020, driven by continued improvement in the economic forecast and an improvement in asset quality as well as a decline in loan balances. The higher provision for loan losses in the first half of 2020 was primarily due to increases in qualitative factors used in determining the adequacy of the allowance for loan losses related to unemployment, loan risk rating changes and increased risks related to loans on forbearance, resulting from economic uncertainty attributable to the COVID-19 pandemic, under the incurred loss methodology. Net charge-offs were $2.4 million for the six months ended June 30, 2021, primarily related to PCD loans, as compared to $292,000 for the six months ended June 30, 2020.

On January 1, 2021, the Company adopted ASU 2016-13, Financial Instruments- Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“CECL”). CECL requires the measurement of all expected credit losses over the life of financial instruments held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. In connection with the adoption of CECL, the Company recognized a cumulative effect adjustment that reduced stockholders’ equity by $3.1 million, net of tax. At adoption, the Company increased its allowance for credit losses by $11.1 million, comprised of $10.3 million and $737,000, respectively, for loans and unfunded commitments, including $6.8 million related to PCD loans. For PCD loans, the allowance for credit losses recorded is recognized through a gross-up that increases the amortized cost basis of loans with a corresponding increase to the allowance for credit losses, and therefore results in no impact to shareholders' equity.

Non-interest income increased $3.2 million to $7.6 million for the six months ended June 30, 2021, from $4.3 million for the six months ended June 30, 2020, due primarily to: an increase of $738,000 in fees and service charges for customer services, as the prior year period reflected fees waived and fewer transactions related to lower consumer spending in the early part of the pandemic; an increase of $546,000 in gains on sales of available-for-sale debt securities, net; a $1.5 million increase in gains on trading securities, net; and a $736,000 increase in gains on sales of loans. The increase in gains on sales of loans resulted from the sales of approximately $126.3 million of multifamily loans for gains of $1.4 million in the second quarter of 2021 compared to sales of $47.5 million of multifamily loans for gains of $665,000 in the second quarter of 2020. The Company periodically considers the sale of loans to manage its overall risk profile, including consideration of interest rate risk, concentration risk and capital deployment opportunities. For the six months ended June 30, 2021, gains on trading securities were $1.2 million as compared to losses of $366,000 for the six months ended June 30, 2020. The trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the Company's deferred compensation plan (the “Plan”). The participants of this Plan, at their election, defer a portion of their compensation. Gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values. Therefore, the Company records an equal and offsetting amount in compensation expense, reflecting the change in the Company’s obligations under the Plan. Partially offsetting the increases, was a $315,000 decrease in other income primarily due to lower swap fee income for the six months ended June 30, 2021, compared to the comparable prior year period due to a lower volume of such transaction in 2021.

Non-interest expense increased $5.9 million, or 17.6%, to $39.4 million for the six months ended June 30, 2021, compared to $33.5 million for the six months ended June 30, 2020. This was due primarily to a $3.6 million increase in employee compensation and benefits, $1.5 million of which is attributable to the increase in the Company's deferred compensation plan expense, which as discussed above has no effect on net income, as well as increases in salary and medical benefit expenses associated with increased personnel from our acquisition of VSB Bancorp, Inc. (“Victory”) on July 1, 2020. Additionally, occupancy expense increased by $1.1 million, primarily related to additional branches from the Victory acquisition, renovation of existing branches and higher snow removal costs in the first quarter of 2021. Data processing fees increased by $358,000 related to the Victory acquisition and organic growth in loan and deposit accounts. FDIC insurance premiums increased by $505,000 due to small bank assessment credits being applied in the prior year. Other expense increased by $537,000, primarily due to an increase in the reserve for unfunded commitments. Partially offsetting the increases was a $416,000 decrease in professional fees, primarily due to lower merger-related costs.

The Company recorded income tax expense of $14.6 million for the six months ended June 30, 2021, compared to $5.5 million for the six months ended June 30, 2020. The effective tax rate for the six months ended June 30, 2021, was 27.5% compared to 26.5% for the six months ended June 30, 2020. The higher effective tax rate was primarily due to higher taxable income. Additionally, on April 19, 2021, the Governor of New York signed into law an increase in the tax rate from 6.5% to 7.25%.
Comparison of Operating Results for the Three Months Ended June 30, 2021 and 2020

Net income was $19.8 million and $10.8 million for the quarters ended June 30, 2021, and June 30, 2020, respectively. Significant variances from the comparable prior year quarter are as follows: an $8.5 million increase in net interest income, a $5.6 million decrease in the provision for loan losses, a $678,000 increase in non-interest income, a $2.0 million increase in non-interest expense, and a $3.7 million increase in income tax expense.

Net interest income for the quarter ended June 30, 2021, increased $8.5 million, or 28.0%, primarily due to a $438.9 million, or 9.2%, increase in average interest-earning assets, and a 43 basis point increase in net interest margin to 2.96% from 2.53% for the quarter ended June 30, 2020. The increase in the average balance of interest-earning assets was due to increases in the average balance of loans outstanding of $360.4 million, the average balance of mortgage-backed securities of $54.3 million, the average balance of other securities of $12.7 million and the average balance of interest-earning deposits in financial institutions of $13.4 million, partially offset by a decrease of $1.8 million in the average balance of FHLBNY stock.

The increase in net interest margin was primarily due to the decrease in the cost of interest-bearing liabilities outpacing the decrease in yields on interest earning assets. Yields on interest earning assets decreased by 12 basis points to 3.31% for the quarter ended June 30, 2021, from 3.43% for the quarter ended June 30, 2020. The cost of interest-bearing liabilities decreased by 65 basis points to 0.47% for the quarter ended June 30, 2021, from 1.12% for the quarter ended June 30, 2020, driven primarily by lower cost of deposits due to the low interest rate environment and a change in the composition of the deposit portfolio as the average balance of transaction accounts increased and the average balance of certificates of deposit decreased. Net interest income for the quarter ended June 30, 2021, included loan prepayment income of $1.3 million, as compared to $365,000 for the quarter ended June 30, 2020. The Company accreted interest income related to PCD loans of $443,000 for the three months ended June 30, 2021, as compared to $717,000 for three months ended June 30, 2020. Net interest income for the three months ended June 30, 2021 included PPP fee income of approximately $1.6 million.

The provision for loan losses decreased by $5.6 million to a negative provision of $3.7 million for the quarter ended June 30, 2021, from a provision of $1.9 million for the quarter ended June 30, 2020, driven by continued improvement in the economic forecast and an improvement in asset quality as well as a decline in loan balances. The higher provision for loan losses in the prior year quarter was primarily due to increases in the qualitative factors used in determining the adequacy of the allowance for loan losses related to unemployment and loan risk rating changes related to loan modification requests, and to a lesser extent delinquencies, resulting from economic uncertainty attributable to the COVID-19 pandemic, under the incurred loss methodology. Net charge-offs were $3,000 for the quarter ended June 30, 2021, compared to $202,000 for the quarter ended June 30, 2020.

Non-interest income increased by $678,000, or 16.0%, to $4.9 million for the quarter ended June 30, 2021, from $4.2 million for the quarter ended June 30, 2020, primarily due to an increase of $661,000 in fees and service charges for customers, as the prior year quarter reflected certain fees waived and lower consumer spending during the early part of the pandemic, an increase of $436,000 in gains on available-for-sale debt securities, net, and an increase of $736,000 in gains on sales of loans, resulting from the sales of approximately $126.3 million of multifamily loans for gains of $1.4 million in the second quarter of 2021 compared to sales of $47.5 million of multifamily loans for gains of $665,000 in the second quarter of 2020. The increases were partially offset by decreases of $819,000 in gains on trading securities, net, and $328,000 in other income, primarily lower swap fee income. For the quarter ended June 30, 2021, gains on trading securities, net, included gains of $807,000 related to the Company’s trading portfolio, compared to gains of $1.6 million in the comparative prior year quarter. Gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values.
Non-interest expense increased by $2.0 million, or 11.3%, to $19.9 million for the quarter ended June 30, 2021, from $17.9 million for the quarter ended June 30, 2020. The increase was due primarily to a $362,000 increase in compensation and employee benefits, attributable to higher salary and medical benefit expense associated with increased personnel from the Victory acquisition, partially offset by a decrease in the mark to market of deferred compensation, a $482,000 increase in occupancy expense, related to additional branches from the Victory acquisition, and renovations of existing branches, a $186,000 increase in data processing fees, a $341,000 increase in advertising expense, and a $635,000 increase in other expense, primarily attributable an increase in the reserve for unfunded commitments.

The Company recorded income tax expense of $7.6 million for the quarter ended June 30, 2021, compared to $3.9 million for the quarter ended June 30, 2020. The effective tax rate for the quarter ended June 30, 2021, was 27.8% compared to 26.5% for the quarter ended June 30, 2020. The higher effective tax rate was primarily due to higher taxable income. Additionally, on April 19, 2021, the Governor of New York signed into law an increase in the tax rate from 6.5% to 7.25%.

Comparison of Operating Results for the Three Months Ended June 30, 2021 and March 31, 2021

Net income was $19.8 million and $18.7 million for the quarters ended June 30, 2021, and March 31, 2021, respectively. Significant variances from the prior quarter are as follows: a $1.5 million decrease in net interest income, a $1.3 million decrease in the provision for loan losses, a $2.3 million increase in non-interest income, a $308,000 increase in non-interest expense, and a $693,000 increase in income tax expense.

Net interest income for the quarter ended June 30, 2021, decreased $1.5 million, or 3.7%, primarily due to a $18.2 million, or 0.3%, decrease in average interest-earning assets and a 14 basis point decrease in net interest margin to 2.96% from 3.10% for the quarter ended March 31, 2021. The decrease in the average balance of interest-earning assets was primarily due to a decrease in the average balance of mortgage-backed securities of $148.8 million, partially offset by increases in the average balance of loans outstanding of $74.3 million, the average balance of other securities of $40.0 million, and the average balance of interest-earning deposits in financial institutions of $17.3 million.

The decrease in net interest margin was primarily due to lower yields on interest-earning assets, which decreased by 17 basis points to 3.31% for the quarter ended June 30, 2021, from 3.48% for the quarter ended March 31, 2021. The cost of interest-bearing liabilities decreased by three basis points to 0.47% for the quarter ended June 30, 2021, from 0.50% for the quarter ended March 31, 2021. Net interest income for the quarter ended June 30, 2021, included loan prepayment income of $1.3 million as compared to $860,000 for the quarter ended March 31, 2021. The Company accreted interest income related to PCD loans of $443,000 for the quarter ended June 30, 2021, as compared to $2.4 million for the quarter ended March 31, 2021. In the prior quarter, the higher accretable income was related to payoffs of PCD loans. Net interest income for the quarters ended June 30, 2021, and March 31, 2021 included PPP fee income of approximately $1.6 million and $1.2 million, respectively.

The provision for loan losses decreased by $1.3 million to a negative provision of $3.7 million for the quarter ended June 30, 2021, from a negative provision of $2.4 million for the quarter ended March 31, 2021. The decrease was primarily due to continued improvement in the economic forecast and an improvement in asset quality as well as a decline in loan balances. Net charge-offs were $3,000 for the quarter ended June 30, 2021, as compared to net charge-offs of $2.4 million for the quarter ended March 31, 2021. Net charge-offs for the quarter ended March 31, 2021, were primarily related to PCD loans.

Non-interest income increased by $2.3 million, or 86.5%, to $4.9 million for the quarter ended June 30, 2021, from $2.6 million for the quarter ended March 31, 2021. The increase was primarily due to increases of $412,000 in gains on available-for-sale debt securities, net, $443,000 in gains on trading securities, net, and $1.4 million in gains on sales of loans. For the quarter ended June 30, 2021, gains on trading securities, net, included gains of $807,000 related to the Company’s trading portfolio, compared to gains of $364,000 for the quarter ended March 31, 2021.

Non-interest expense increased by $308,000, or 1.6%, to $19.9 million for the quarter ended June 30, 2021, from $19.6 million for the quarter ended March 31, 2021, primarily due to a $274,000 increase in compensation and employee benefits, a $166,000 increase in data processing fees, and a $219,000 increase in advertising expense, partially offset by a $201,000 decrease in occupancy expense and a $74,000 decrease in professional fees.

The Company recorded income tax expense of $7.6 million for the quarter ended June 30, 2021, compared to $6.9 million for the quarter ended March 31, 2021. The effective tax rate for the quarter ended June 30, 2021 was 27.8%, compared to 27.1% for the quarter ended and March 31, 2021.

Financial Condition
Total assets decreased $87.6 million, or 1.6%, to $5.43 billion at June 30, 2021, from $5.51 billion at December 31, 2020. The decrease was primarily due to a decrease in available-for-sale debt securities of $167.4 million, or 13.2%, and a decrease in total loans of $25.9 million, or 0.7%, partially offset by an increase in cash and cash equivalents of $105.6 million, or 120.7%.
As of June 30, 2021, we estimate that our non-owner occupied commercial real estate concentration (as defined by regulatory guidance) to total risk-based capital was approximately 461.2%. Management believes that Northfield Bank (the “Bank“) has implemented appropriate risk management practices including risk assessments, board-approved underwriting policies and related procedures, which include monitoring Bank portfolio performance, performing market analysis (economic and real estate), and stressing of the Bank’s commercial real estate portfolio under severe, adverse economic conditions. Although management believes the Bank has implemented appropriate policies and procedures to manage its commercial real estate concentration risk, the Bank’s regulators could require it to implement additional policies and procedures or could require it to maintain higher levels of regulatory capital, which might adversely affect its loan originations, ability to pay dividends, and profitability.

Cash and cash equivalents increased by $105.6 million, or 120.7%, to $193.2 million at June 30, 2021, from $87.5 million at December 31, 2020, primarily due to the liquidity obtained from loans and securities sales or paydowns as well as growth in deposits. Balances fluctuate based on the timing of receipt of security and loan repayments and the redeployment of cash into higher-yielding assets such as loans and securities, or the funding of deposit outflows or borrowing maturities.

Loans held-for-investment, net, decreased $6.0 million to $3.82 billion at June 30, 2021, from $3.82 billion at December 31, 2020, primarily due to the $126.3 million sale of a portfolio of multifamily loans and loan payoffs in other segments, related to refinancings as rates are at historical lows, partially offset by loan growth. One-to-four family residential loans decreased by $16.8 million, or 8.0%, to $194.0 million at June 30, 2021, from $210.8 million at December 31, 2020. Multifamily real estate loans decreased by $12.7 million, or 0.5%, to $2.50 billion at June 30, 2021, from $2.51 billion at December 31, 2020. Construction and land loans decreased by $11.2 million, or 15.1%, to $63.1 million at June 30, 2021 from $74.3 million at December 31, 2020. These decreases were offset by increases in commercial real estate loans of $18.3 million, or 2.6%, to $735.3 million at June 30, 2021 from $717.0 million at December 31, 2020, and in commercial and industrial loans of $15.2 million, or 7.8%, to $209.6 million at June 30, 2021, from $194.4 million at December 31, 2020.

The increase in commercial and industrial loans was primarily due to loans originated under the PPP as authorized by the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act. The PPP loans are administered by the Small Business Administration ("SBA"), which provides 100% federally guaranteed loans for small businesses to cover payroll, utilities, rent and interest. These small business loans may be forgiven if borrowers maintain their payrolls and satisfy certain other conditions for a period of time during the COVID-19 pandemic. The Company began accepting and funding loans under this program in April 2020. There were 1,453 PPP loans totaling $132.7 million at June 30, 2021, compared to 1,275 loans totaling $126.5 million at December 31, 2020. During the six months ended June 30, 2021, the Company originated and the SBA approved funding for $81.4 million of PPP loans. PPP provides for lender processing fees that range from 1% to 5% of the final disbursement made to individual borrowers. As of June 30, 2021, we have received loan processing fees of $9.5 million, of which $4.7 million has been recognized in earnings, including $2.8 million recognized in the six months ended June 30, 2021. The remaining unearned fees will be recognized in income over the remaining term of the loans.

The following tables detail multifamily real estate originations for the six months ended June 30, 2021 and 2020 (dollars in thousands):

For the Six Months Ended June 30, 2021
Multifamily Originations	Weighted Average Interest Rate	Weighted Average LTV Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$385,363	3.12%	62%	74	V	10 to 30 Years

For the Six Months Ended June 30, 2020
Multifamily Originations	Weighted Average Interest Rate	Weighted Average LTV Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$258,084	3.66%	60%	92	V	30 Years
1,500	4.40%	47%	180	F	15 Years
$259,584	3.66%	60%
There were no loans held-for-sale at June 30, 2021 compared to $19.9 million at December 31, 2020. At December 31, 2020, loans held-for-sale were comprised of commercial real estate and multifamily loans, primarily accommodation loans that were modified in the form of interest and/or principal payment deferrals due to COVID-19 related hardships, and had not returned to contractual payments after 180 days of relief. The sale of these loans was completed in March 2021.
PCD loans totaled $16.7 million at June 30, 2021, and $18.5 million at December 31, 2020. Upon adoption of the CECL accounting standard on January 1, 2021, the allowance for credit losses related to PCD loans was recorded through a gross-up that increased the amortized cost-basis of PCD loans by $6.8 million with a corresponding increase to the allowance for credit losses. The decrease in the PCD loan balance at June 30, 2021 was due to PCD loans being sold and paid off during the period. The majority of the remaining PCD loan balance consists of loans acquired as part of a Federal Deposit Insurance Corporation-assisted transaction. The Company accreted interest income of $443,000 and $2.9 million attributable to PCD loans for the three and six months ended June 30, 2021, respectively, as compared to $717,000 and $1.5 million for the three and six months ended June 30, 2020, respectively. The increase in income accreted for the six months ended June 30, 2021, was related to the payoff of PCD loans. PCD loans had an allowance for credit losses of approximately $4.8 million at June 30, 2021.

The Company’s available-for-sale debt securities portfolio decreased by $167.4 million, or 13.2%, to $1.10 billion at June 30, 2021, from $1.26 billion at December 31, 2020. The decrease was primarily attributable to paydowns, maturities, calls, and sales. At June 30, 2021, $970.1 million of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. In addition, the Company held $2.8 million in U.S. Government agency securities, $124.4 million in corporate bonds, all of which were considered investment grade at June 30, 2021, and $78,000 in municipal bonds.

Total liabilities decreased $86.9 million, or 1.8%, to $4.67 billion at June 30, 2021, from $4.76 billion at December 31, 2020. The decrease was primarily attributable to a decrease in Federal Home Loan Bank and other borrowings of $96.5 million and a decrease in securities sold under agreements to repurchase of $25.0 million, partially offset by an increase in deposits of $31.7 million and an increase advance payments by borrowers for taxes and insurance of $4.5 million.

Deposits increased $31.7 million, or 0.8%, to $4.11 billion at June 30, 2021, as compared to $4.08 billion at December 31, 2020. The increase was attributable to increases of $205.6 million in transaction accounts and $18.9 million in savings accounts, partially offset by a decrease of $184.2 million in money market accounts and $8.5 million in certificates of deposit. We continue to see balance runoff from high cost money market and certificates of deposit categories as we have strategically chosen not to compete on rate at this time.

Deposit account balances are summarized as follows (dollars in thousands):

	June 30, 2021	March 31, 2021	December 31, 2020
Transaction:
Non-interest bearing checking	$826,823	$771,432	$695,831
Negotiable orders of withdrawal and interest-bearing checking	979,788	918,367	905,208
Total transaction	1,806,611	1,689,799	1,601,039
Savings and Money market:
Savings	1,159,566	1,150,383	1,140,717
Money market	628,979	665,344	713,168
Brokered money market	—	—	100,000
Total savings	1,788,545	1,815,727	1,953,885
Certificates of deposit:
Brokered deposits	103,533	181,827	47,827
$250,000 and under	324,480	357,803	374,344
Over $250,000	85,100	90,560	99,456
Total certificates of deposit	513,113	630,190	521,627
Total deposits	$4,108,269	$4,135,716	$4,076,551

Included in the table above are business and municipal deposit account balances as follows (dollars in thousands):

	June 30, 2021	March 31, 2021	December 31, 2020

Business customers	$1,088,642	$1,023,970	$977,778
Municipal customers	$547,920	$514,653	$501,040

Borrowings and securities sold under agreements to repurchase decreased to $470.3 million at June 30, 2021, from $591.8 million at December 31, 2020. Management utilizes borrowings to mitigate interest rate risk, for short-term liquidity, and to a lesser extent as part of leverage strategies.

The following is a table of term borrowing maturities (excluding capitalized leases and overnight borrowings) and the weighted average rate by year at June 30, 2021 (dollars in thousands):

Year	Amount	Weighted Average Rate
2021	$48,275	2.00%
2022	120,000	2.29%
2023	87,500	2.89%
2024	50,000	2.47%
2025	112,500	1.48%
Thereafter	45,000	1.45%
	$463,275	2.11%

Total stockholders’ equity decreased by $771,000 to $753.2 million at June 30, 2021, from $754.0 million at December 31, 2020. The decrease was attributable to $24.8 million in stock repurchases, $11.8 million in dividend payments, and a $2.7 million decrease in accumulated other comprehensive income associated with a reduction in unrealized gains on our debt securities available-for-sale portfolio, partially offset by net income of $38.5 million for the six months ended June 30, 2021, and a $3.2 million increase in equity award activity. The Company repurchased 1,643,094 shares of its common stock outstanding at an average price of $15.11 for a total of $24.8 million during the six months ended June 30, 2021, pursuant to the approved stock repurchase plans. As of June 30, 2021, the Company had approximately $36.7 million in remaining capacity under its current repurchase program. In connection with the adoption of CECL, effective January 1, 2021, the Company recognized a cumulative effect adjustment that reduced stockholders’ equity by $3.1 million, net of tax, to establish initial allowances against credit losses on loans and off-balance sheet credit exposures.

The Company continues to maintain a strong liquidity and capital position, despite the economic uncertainties presented by the COVID-19 pandemic. The Company's most liquid assets are cash and cash equivalents, corporate bonds, and unpledged mortgage-related securities issued or guaranteed by the U.S. Government, Fannie Mae, or Freddie Mac, that we can either borrow against or sell. We also have the ability to surrender bank-owned life insurance contracts. The surrender of these contracts would subject the Company to income taxes and penalties for increases in the cash surrender values over the original premium payments. We also have the ability to obtain additional funding from the FHLB and Federal Reserve Bank utilizing unencumbered and unpledged securities and multifamily loans. The Company expects to have sufficient funds available to meet current commitments in the normal course of business.

The Company had the following primary sources of liquidity at June 30, 2021 (dollars in thousands):

Cash and cash equivalents(1)	$174,503
Corporate bonds	$117,794
Multifamily loans(2)	$1,426,296
Mortgage-backed securities (issued or guaranteed by the U.S. Government, Fannie Mae, or Freddie Mac)(2)	$450,092

(1) Excludes $18,681 of cash at Northfield Bank.
(2) Represents remaining borrowing potential.

The Company and the Bank elected to opt into the Community Bank Leverage Ratio (“CBLR”) framework, effective for the first quarter of 2020. The CBLR replaces the risk-based and leverage capital requirements in the generally applicable capital rules. At June 30, 2021, the Company and the Bank's estimated CBLR ratios were 12.77% and 11.37% respectively, which exceeded the minimum requirement to be considered well-capitalized of 8%. As a result of the COVID-19 pandemic the Federal Regulators have lowered the CBLR ratio to 8%, which will phase back to the original legislation of 9% by 2022.

Asset Quality

The following table details total non-accrual loans (excluding PCD), non-performing loans, non-performing assets, troubled debt restructurings on which interest is accruing, and accruing loans 30 to 89 days delinquent at June 30, 2021, March 31, 2021, and December 31, 2020 (dollars in thousands):

	June 30, 2021	March 31, 2021	December 31, 2020
Non-accrual loans:
Held-for-investment
Real estate loans:
Commercial	$5,028	$4,961	$6,229
One-to-four family residential	320	805	906
Construction and land	1,107	1,150	—
Multifamily	1,131	1,145	1,153
Home equity and lines of credit	128	187	191
Commercial and industrial	407	198	37
Other	3	—	—
Total non-accrual loans	8,124	8,446	8,516
Loans delinquent 90 days or more and still accruing:
Held-for-investment
Real estate loans:
Commercial	216	219	500
One-to-four family residential	223	172	174
Multifamily	—	516	—
Home equity and lines of credit	98	—	—
Commercial and industrial	194	738	436
Other	—	3	3
Total loans held-for-investment delinquent 90 days or more and still accruing	731	1,648	1,113
Non-performing loans held-for-sale	—	—	19,895
Total non-performing loans	8,855	10,094	29,524
Other real estate owned	100	100	—
Total non-performing assets	$8,955	$10,194	$29,524
Non-performing loans to total loans	0.23%	0.26%	0.77%
Non-performing assets to total assets	0.17%	0.18%	0.54%
Loans subject to restructuring agreements and still accruing	$7,603	$7,326	$7,697
Accruing loans 30 to 89 days delinquent	$5,884	$14,148	$13,982

Other Real Estate Owned

Other real estate owned is comprised of one property acquired during the six months ended June 30, 2021, as a result of foreclosure. The property is located in New Jersey and had a carrying value of approximately $100,000 and was included in other assets on the consolidated balance sheet at June 30, 2021.

Non-performing Loans Held-for-Sale

Non-performing loans held for sale at December 31, 2020, totaled $19.9 million and were comprised of high risk commercial real estate and multifamily loans, primarily accommodation loans that were modified in the form of interest and/or principal payment deferrals due to COVID-19 related hardships, and had not returned to contractual payments after 180 days of relief. The sale of these loans was completed in the first quarter of 2021.

Accruing Loans 30 to 89 Days Delinquent

Loans 30 to 89 days delinquent and on accrual status totaled $5.9 million, $14.1 million, and $14.0 million at June 30, 2021, March 31, 2021, and December 31, 2020, respectively. The following table sets forth delinquencies for accruing loans by type and by amount at June 30, 2021 and December 31, 2020 (dollars in thousands):

	June 30, 2021	March 31, 2021	December 31, 2020
Held-for-investment
Real estate loans:
Commercial	$2,654	$4,457	$8,792
One-to-four family residential	1,219	4,023	1,152
Multifamily	1,686	2,419	1,893
Construction and land	—	390	994
Home equity and lines of credit	203	372	380
Commercial and industrial loans	122	2,480	760
Other loans	—	7	11
Total delinquent accruing loans held-for-investment	$5,884	$14,148	$13,982

PCD Loans (Held-for-Investment)
Under the CECL standard, the Company will continue to account for PCD loans at estimated fair value using discounted expected future cash flows deemed to be collectible on the date acquired. Based on its detailed review of PCD loans and experience in loan workouts, management believes it has a reasonable expectation about the amount and timing of future cash flows and accordingly has classified PCD loans ($16.7 million at June 30, 2021 and $18.5 million at December 31, 2020) as accruing, even though they may be contractually past due. At June 30, 2021, 2.4% of PCD loans were past due 30 to 89 days, and 20.4% were past due 90 days or more, as compared to 9.6% and 35.2%, respectively, at December 31, 2020.

COVID-19 Exposure

Management continues to evaluate the Company's exposure to increased loan losses related to the COVID-19 pandemic, in particular the commercial real estate and multifamily loan portfolios. During the second quarter of 2020, the Company implemented a customer relief program to assist borrowers that may be experiencing financial hardship due to COVID-19 related challenges. The relief program grants principal and/or interest payment deferrals typically for a period of 90 days, which management may choose to extend for additional 90 days periods. At the peak of forbearance, June 2020, the Company had 286 loans approved for payment deferral representing $360.2 million, or approximately 10% of the Company's loan portfolio. As of June 30, 2021, the Company had approximately $21.5 million, or 21 outstanding loans remaining in deferral, representing approximately 0.6% of the Company’s outstanding loan portfolio (excluding PCD loans) as of that date. Loans currently in deferment status (“COVID-19 Modified Loans”) will continue to accrue interest during the deferment period unless otherwise classified as nonperforming. COVID-19 Modified Loans are required to make escrow payments for real estate taxes and insurance, if applicable. The COVID-19 Modified Loan agreements also require loans to be brought back to their fully contractual terms within 12 to 18 months and include covenants that prohibit distributions, bonuses, or payments of management fees to related entities until all deferred payments are made. Consistent with industry regulatory guidance, borrowers that were otherwise current on loan payments that were granted COVID-19 related financial hardship payment deferrals will continue to be reported as current loans throughout the agreed upon deferral period. Borrowers, which were delinquent in their payments to the Bank, prior to requesting a COVID-19 related financial hardship payment deferral are reviewed on a case by case basis for TDR classification and non-performing loan status.

The following table sets forth the property types collateralizing our loans held-for-investment (excluding PCD) in forbearance as of June 30, 2021 (dollars in thousands):

	Loan Portfolio by Property Type at June 30, 2021					Loans in Forbearance for COVID Relief as of June 30, 2021
	Number of Loans	Amount	Average Loan Size	Weighted Average LTV Ratio	% of Total Loans	Number of Loans (2)	Amount	Average Loan Size	Weighted Average LTV Ratio	% of Portfolio by Property Type
Commercial Real Estate and Multifamily
Multifamily(1)	1,135	$2,496,614	$2,200	55%	65.7%	4	$10,739	$2,685	34%	0.43%
Mixed use (majority of space is non-residential)	219	147,199	672	46%	3.9%	1	2,890	2,890	37%	1.96%
Retail	86	144,399	1,679	48%	3.8%	1	607	607	55%	0.42%
Office buildings	107	103,996	972	46%	2.7%	1	551	551	46%	0.53%
Accommodations	9	51,545	5,727	37%	1.4%	1	155	155	16%	0.30%
Nursing Home	5	27,501	5,500	57%	0.7%	—	—	—	—%	—%
Medical Office Buildings	24	26,661	1,111	63%	0.7%	—	—	—	—%	—%
Industrial and Manufacturing (Office and Plant)	21	17,552	836	44%	0.5%	—	—	—	—%	—%
Warehousing	29	20,677	713	45%	0.5%	—	—	—	—%	—%
Restaurant	22	12,831	583	51%	0.3%	—	—	—	—%	—%
Religious	16	10,556	660	39%	0.3%	—	—	—	—%	—%
Bank Branch	6	5,441	907	44%	0.1%	—	—	—	—%	—%
Schools/Child Day care	6	5,531	922	36%	0.2%	—	—	—	—%	—%
Automobile	18	6,384	355	52%	0.2%	—	—	—	—%	—%
Funeral Home	2	1,756	878	62%	—%	—	—	—	—%	—%
Recreational	5	7,044	1,409	47%	0.2%	2	3,221	1,611	47%	45.73%
Car Wash	1	489	489	18%	—%	—	—	—	—%	—%
Other	146	145,740	998	59%	3.8%	—	—	—	—%	—%
Total commercial real estate and multifamily	1,857	3,231,916	1,740	54%	85.0%	10	18,163	1,816	38%	0.56%
One-to-four family residential	614	193,976	316	35%	5.1%	5	2,297	459	39%	1.18%
Home equity and lines of credit	1,829	99,816	55	47%	2.6%	1	197	197	29%	0.20%
Construction and land	34	63,123	1,857	40%	1.7%	—	—	—	—%	—%
Commercial and industrial loans	2,230	209,579	94	NM	5.5%	5	850	170	NM	0.41%
Other	121	2,170	18	NM	0.1%	—	—	—	—%	—%
Total loans (excluding PCD)	6,685	$3,800,580	569		100.0%	21	$21,507	1,024		0.57%
(1) Property type is apartment units equal or greater than five units.

Of the loans currently in deferral as of June 30, 2021, two loans totaling $239,000 are in their first deferral period and 19 loans totaling $21.3 million are repeat deferrals. As of July 26, 2021, eight loans totaling $11.6 million in the table above had returned to contractual payments, including one multifamily loan totaling $9.4 million.

About Northfield Bank

Northfield Bank, founded in 1887, operates 38 full-service banking in Staten Island and Brooklyn, New York, and Hunterdon, Middlesex, Mercer, and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.
Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc. Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong. They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, the effects of the COVID-19 pandemic, including the effects of the steps taken to address the pandemic and their impact on the Company’s market and employees, competition among depository and other financial institutions, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, our ability to successfully integrate acquired entities, including Victory, and adverse changes in the securities markets. Consequently, no forward-looking statement can be guaranteed. Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.

(Tables follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

				At or For the
	At or For the Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2021	2020	2021	2021	2020
Selected Financial Ratios:
Performance Ratios (1)
Return on assets (ratio of net income to average total assets) (5)	1.44%	0.85%	1.36%	1.40%	0.61%
Return on equity (ratio of net income to average equity) (5) (6) (8) (9)	10.53	6.12	10.03	10.28	4.37
Average equity to average total assets	13.64	13.92	13.57	13.60	14.02
Interest rate spread	2.84	2.31	2.98	2.92	2.31
Net interest margin	2.96	2.53	3.10	3.03	2.55
Efficiency ratio (2) (5)	45.57	51.80	45.70	45.63	51.99
Non-interest expense to average total assets	1.44	1.41	1.43	1.43	1.34
Non-interest expense to average total interest-earning assets	1.52	1.50	1.51	1.52	1.42
Average interest-earning assets to average interest-bearing liabilities	134.73	125.21	132.26	133.49	124.31
Asset Quality Ratios:
Non-performing assets to total assets	0.17	0.19	0.18	0.17	0.19
Non-performing loans (3) to total loans (4)	0.23	0.27	0.26	0.23	0.27
Allowance for credit losses to non-performing loans (6)	446.00	393.70	427.95	446.00	393.70
Allowance for credit losses to total loans held-for-investment, net (4) (6) (7) (8)	1.03	1.07	1.10	1.03	1.07

(1)Annualized when appropriate.
(2)The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(3)Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing (excluding PCD loans), and are included in total loans held-for-investment, net.
(4)Includes originated loans held-for-investment, PCD loans, and acquired loans.
(5)The three and six months ended June 30, 2020, included merger-related expenses of $205,000 and $384,000, respectively.
(6)The three and six months ended June 30, 2020, included an allowance for loan losses of $1.8 million ($1.3 million after-tax) and $8.0 million ($5.9 million after-tax), respectively, related to additional factors considered for COVID-19.
(7)Excluding PPP loans (which are fully government guaranteed and do not carry any provision for losses) of $132.7 million, $167.9 million, and $105.7 million at June 30, 2021, March 31, 2021, and June 30, 2020, respectively, the allowance for loan losses to total loans held for investment, net, totaled 1.07%, 1.15%, and 1.11% respectively, at June 30, 2021, March 31, 2021, and June 30, 2020.
(8)The Company adopted the CECL accounting standard effective January 1, 2021, and recorded a $10.3 million increase to its allowance for loan losses, including reserves of $6.8 million related to PCD loans. Ratios as of June 30, 2020 do not reflect the adoption of CECL.
(9)In connection with the adoption of CECL, the Company recognized a cumulative effect adjustment that reduced stockholders’ equity by $3.1 million, net of tax.

NORTHFIELD BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share amounts) (unaudited)

	June 30, 2021	March 31, 2021	December 31, 2020
ASSETS:
Cash and due from banks	$18,681	$15,920	$16,115
Interest-bearing deposits in other financial institutions	174,503	111,650	71,429
Total cash and cash equivalents	193,184	127,570	87,544
Trading securities	12,743	12,142	12,291
Debt securities available-for-sale, at estimated fair value	1,097,423	1,207,238	1,264,805
Debt securities held-to-maturity, at amortized cost	6,417	6,913	7,234
Equity securities	219	473	253
Loans held-for-sale	—	—	19,895
Loans held-for-investment, net	3,817,273	3,933,015	3,823,238
Allowance for credit losses	(39,493)	(43,197)	(37,607)
Net loans held-for-investment	3,777,780	3,889,818	3,785,631
Accrued interest receivable	14,521	14,753	14,690
Bank-owned life insurance	163,628	162,771	161,924
Federal Home Loan Bank of New York stock, at cost	24,508	28,641	28,641
Operating lease right-of-use assets	34,574	35,662	36,741
Premises and equipment, net	27,268	27,509	28,188
Goodwill	41,012	41,320	41,320
Other assets	33,633	22,114	25,387
Total assets	$5,426,910	$5,576,924	$5,514,544

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Deposits	$4,108,269	$4,135,716	$4,076,551
Securities sold under agreements to repurchase	50,000	75,000	75,000
Federal Home Loan Bank advances and other borrowings	420,329	517,170	516,789
Lease liabilities	40,721	42,067	42,734
Advance payments by borrowers for taxes and insurance	24,203	24,027	19,677
Accrued expenses and other liabilities	30,178	28,379	29,812
Total liabilities	4,673,700	4,822,359	4,760,563

STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	753,210	754,565	753,981
Total liabilities and stockholders’ equity	$5,426,910	$5,576,924	$5,514,544

Total shares outstanding	50,843,651	51,638,582	52,209,897
Tangible book value per share (1)	$14.00	$13.80	$13.64
(1)    Tangible book value per share is calculated based on total stockholders' equity, excluding intangible assets (goodwill and core deposit intangibles), divided by total shares outstanding as of the balance sheet date. Core deposit intangibles were $540,000, $590,000, and $640,000 at June 30, 2021, March 31, 2021, and December 31, 2020, respectively, and are included in other assets.

NORTHFIELD BANCORP, INC.
CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands, except share and per share amounts) (unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30,		March 31,	June 30,
	2021	2020	2021	2021	2020
Interest income:
Loans	$39,699	$35,343	$41,277	$80,976	$70,680
Mortgage-backed securities	2,682	4,304	2,959	5,641	9,926
Other securities	484	777	424	908	1,801
FHLB of New York dividends	336	456	370	706	1,033
Deposits in other financial institutions	35	31	37	72	203
Total interest income	43,236	40,911	45,067	88,303	83,643
Interest expense:
Deposits	1,671	7,473	1,870	3,541	16,752
Borrowings	2,878	3,208	3,021	5,899	6,728
Total interest expense	4,549	10,681	4,891	9,440	23,480
Net interest income	38,687	30,230	40,176	78,863	60,163
(Credit)/provision for loan losses	(3,701)	1,921	(2,374)	(6,075)	10,104
Net interest income after (credit)/provision for loan losses	42,388	28,309	42,550	84,938	50,059
Non-interest income:
Fees and service charges for customer services	1,327	666	1,197	2,524	1,786
Income on bank-owned life insurance	857	865	848	1,705	1,741
Gains (losses) on available-for-sale debt securities, net	509	73	97	606	60
Gains (losses) on trading securities, net	807	1,626	364	1,171	(366)
Gain on sale of loans	1,401	665	—	1,401	665
Other	15	343	130	145	460
Total non-interest income	4,916	4,238	2,636	7,552	4,346
Non-interest expense:
Compensation and employee benefits	10,806	10,444	10,532	21,338	17,733
Occupancy	3,500	3,018	3,701	7,201	6,078
Furniture and equipment	442	349	437	879	682
Data processing	1,798	1,612	1,632	3,430	3,072
Professional fees	832	1,045	906	1,738	2,154
Advertising	684	343	465	1,149	1,161
Federal Deposit Insurance Corporation insurance	346	216	375	721	216
Other	1,463	828	1,515	2,978	2,441
Total non-interest expense	19,871	17,855	19,563	39,434	33,537
Income before income tax expense	27,433	14,692	25,623	53,056	20,868
Income tax expense	7,639	3,899	6,946	14,585	5,524
Net income	$19,794	$10,793	$18,677	$38,471	$15,344
Net income per common share:
Basic	$0.40	$0.23	$0.38	$0.78	$0.33
Diluted	$0.40	$0.23	$0.38	$0.78	$0.33
Basic average shares outstanding	48,907,585	46,837,473	49,528,419	49,216,157	46,814,647
Diluted average shares outstanding	49,307,661	46,871,490	49,633,644	49,468,808	46,927,504

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (unaudited)

	For the Three Months Ended
	June 30, 2021			March 31, 2021			June 30, 2020
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$3,948,136	$39,699	4.03%	$3,873,884	$41,277	4.32%	$3,587,772	$35,343	3.96%
Mortgage-backed securities (3)	967,526	2,682	1.11	1,116,281	2,959	1.08	913,203	4,304	1.90
Other securities (3)	141,475	484	1.37	101,523	424	1.69	128,818	777	2.43
Federal Home Loan Bank of New York stock	27,703	336	4.86	28,640	370	5.24	29,478	456	6.22
Interest-earning deposits in financial institutions	150,494	35	0.09	133,208	37	0.11	137,120	31	0.09
Total interest-earning assets	5,235,334	43,236	3.31	5,253,536	45,067	3.48	4,796,391	40,911	3.43
Non-interest-earning assets	295,768			310,681			300,511
Total assets	$5,531,102			$5,564,217			$5,096,902

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$2,754,346	845	0.12%	$2,768,816	$932	0.14%	$2,132,213	$2,894	0.55%
Certificates of deposit	574,899	826	0.58	611,267	938	0.62	1,023,276	4,579	1.80
Total interest-bearing deposits	3,329,245	1,671	0.20	3,380,083	1,870	0.22	3,155,489	7,473	0.95
Borrowed funds	556,682	2,878	2.07	591,993	3,021	2.07	675,109	3,208	1.91
Total interest-bearing liabilities	3,885,927	4,549	0.47	3,972,076	4,891	0.50	3,830,598	10,681	1.12
Non-interest bearing deposits	795,613			739,064			465,082
Accrued expenses and other liabilities	95,274			98,261			91,957
Total liabilities	4,776,814			4,809,401			4,387,637
Stockholders' equity	754,288			754,816			709,265
Total liabilities and stockholders' equity	$5,531,102			$5,564,217			$5,096,902

Net interest income		$38,687			$40,176			$30,230
Net interest rate spread (4)			2.84%			2.98%			2.31%
Net interest-earning assets (5)	$1,349,407			$1,281,460			$965,793
Net interest margin (6)			2.96%			3.10%			2.53%
Average interest-earning assets to interest-bearing liabilities			134.73%			132.26%			125.21%

(1)Average yields and rates are annualized.
(2)Includes non-accruing loans.
(3)Securities available-for-sale and other securities are reported at amortized cost.
(4)Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(6)Net interest margin represents net interest income divided by average total interest-earning assets.

	For the Six Months Ended
	June 30, 2021			June 30, 2020
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$3,911,215	$80,976	4.18%	$3,529,569	$70,680	4.03%
Mortgage-backed securities (3)	1,041,493	5,641	1.09	934,114	9,926	2.14
Other securities (3)	121,609	908	1.51	142,446	1,801	2.54
Federal Home Loan Bank of New York stock	28,169	706	5.05	30,371	1,033	6.84
Interest-earning deposits in financial institutions	141,899	72	0.10	103,673	203	0.39
Total interest-earning assets	5,244,385	88,303	3.40	4,740,173	83,643	3.55
Non-interest-earning assets	303,183			295,218
Total assets	$5,547,568			$5,035,391

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$2,761,541	$1,777	0.13%	$2,067,140	$6,967	0.68%
Certificates of deposit	592,983	1,764	0.60	1,068,660	9,785	1.84
Total interest-bearing deposits	3,354,524	3,541	0.21	3,135,800	16,752	1.07
Borrowed funds	574,240	5,899	2.07	677,293	6,728	2.00
Total interest-bearing liabilities	$3,928,764	9,440	0.48	$3,813,093	23,480	1.24
Non-interest bearing deposits	767,495			423,563
Accrued expenses and other liabilities	96,759			92,543
Total liabilities	4,793,018			4,329,199
Stockholders' equity	754,550			706,192
Total liabilities and stockholders' equity	$5,547,568			$5,035,391

Net interest income		$78,863			$60,163
Net interest rate spread (4)			2.92%			2.31%
Net interest-earning assets (5)	$1,315,621			$927,080
Net interest margin (6)			3.03%			2.55%
Average interest-earning assets to interest-bearing liabilities			133.49%			124.31%

(1)    Average yields and rates are annualized.
(2)     Includes non-accruing loans.
(3)     Securities available-for-sale and other securities are reported at amortized cost.
(4)     Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)     Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(6)    Net interest margin represents net interest income divided by average total interest-earning assets.